EXHIBIT 99.2

PRO FORMA FINANCIAL INFORMATION

CAVO DRILLING MOTORS, LTD. CO.

Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 2007

Unaudited Pro Forma Combined Condensed Statement of Income for the Nine Months Ended September 30, 2007

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

FLOTEK INDUSTRIES, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the CAVO Drilling Motors, Ltd. Co. (“CAVO”) acquisition as described in Flotek Industries, Inc. (“Flotek”) Form 8-K filed on November 20, 2007. The unaudited pro forma combined balance sheet as of September 30, 2007 is presented as if the CAVO acquisition had occurred on that date. The unaudited pro forma combined statement of income for the nine months ended September 30, 2007 assumes that the CAVO acquisition occurred on January 1, 2007.

The unaudited pro forma combined financial statements should be read in conjunction with (i) the historical consolidated financial statements of Flotek included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2007 and (ii) the historical combined financial statements of CAVO included in this Form 8-K. The unaudited pro forma combined financial statements are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the CAVO acquisition had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or financial results in the future. The pro forma adjustments, as described in the Notes to Pro Forma Combined Financial Statements, are based upon available information and certain assumptions that Flotek’s management believes are reasonable.

FLOTEK INDUSTRIES, INC.

PRO FORMA COMBINED CONDENSED BALANCE SHEET

SEPTEMBER 30, 2007

(Unaudited)

	Flotek	(a) CAVO	Pro Forma Adjustments		Pro Forma for the Transaction
	(In thousands of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$1,167	$1,019	$—		$2,186
Accounts receivable:	24,939	1,319	(171	)(b)	26,087
Inventories, net	20,017	1,849	—		21,866
Deferred tax assets, current	110	95	—		205
Other current assets	1,057	75	—		1,132

Total current assets	47,290	4,357	(171)		51,476
Investment in affiliate	7,187	—	(7,187	)(c)	—
Property, plant and equipment, net	36,747	2,472	500	(d)	39,719
Goodwill	45,648	—	12,936	(e)	58,584
Intangible and other assets, net	7,961	—	3,000	(e)	10,961

TOTAL ASSETS	$144,833	$6,829	$9,078		$160,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,534	$65	$(171	)(b)	$7,428
Accrued liabilities	6,081	2,128	—		8,209
Current portion of long-term debt	6,196	189	(189	)(f)	6,196

Total current liabilities	19,811	2,382	(360)		21,833
Long-term debt, less current portion	49,501	1,120	12,689	(f)	63,310
Deferred tax liability, less current portion	2,369	76	—		2,445

Total liabilities	71,681	3,578	12,329		87,588

Stockholders’ equity	73,152	3,251	(3,251)		73,152

	$144,833	$6,829	$9,078		$160,740

FLOTEK INDUSTRIES, INC.

PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

(Unaudited)

	Flotek	(a) CAVO	Pro Forma Adjustments		Pro Forma for the Transactions
	(in thousands, except share data)
Revenues	$114,609	$8,649	$(3,765	)(h)	$119,493

Expenses:
Operating and administrative expenses	86,198	5,044	(1,020	)(h)	90,222
Depreciation and amortization	4,553	252	275	(i)	5,080
Research and development	440	—	—		440

Total expenses	91,191	5,296	(745)		95,742

Income from operations	23,418	3,353	(3,020)		23,751

Other income (expense):
Interest expense	(2,544)	(74)	(656	)(j)	(3,274)
Other, net	709	104	(647	)(k)	166

Total other income (expense)	(1,835)	30	(1,303)		(3,108)

Income from before income taxes	21,583	3,383	(4,323)		20,643

Provision for income taxes	(7,975)	(1,246)	1,513	(l)	(7,708)

Net income (loss)	$13,608	$2,137	$(2,810)		$12,935

Basic earnings per common share	$0.75				$0.71
Diluted earnings per common share	$0.71				$0.67
Weighted average common shares used in computing basic earnings per common share	18,215				18,215
Incremental common shares from stock options and warrants	1,072				1,072

Weighted average common shares used in computing diluted earnings per common share	19,287				19,287

FLOTEK INDUSTRIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(a)	CAVO Drilling Motors, Ltd. Co. (“CAVO”) financials audited as of September 30, 2007.

(b)	Reflects the elimination of intercompany receivable and payable.

(c)	Reflects the elimination the equity investment in CAVO.

(d)	Reflects the estimated increase in fair value of fixed assets.

(e)	Reflects the estimated allocation of the purchase price to goodwill and other intangibles such as customer lists.

(f)	Reflects the repayment of $1.6 million of borrowing under existing credit facilities for CAVO and the addition of $14.1 million of term debt taken out by Flotek to fund the acquisition.

(g)	This is the elimination of CAVO stockholders’ equity balances.

(h)	Reflects the elimination of intercompany revenue and operating expenses.

(i)	Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets and the increase in amortization expense as a result of recording intangible assets.

(j)	Reflects interest expense related to cash borrowed to affect the acquisition.

(k)	Reflects the elimination of pretax income from equity investment in CAVO.

(l)	Statutory tax rate of 35% was applied to the adjustments.